DeGolyer and MacNaughton 5001 Spring Valley Road Suite 800 East Dallas, Texas 75244

 April 3, 2025

Petróleo Brasileiro S.A.
Av. Henrique Valadares, 28

8th Floor – B tower – Centro

CEP 20231-030
Rio de Janeiro – RJ-Brazil

Ladies and Gentlemen:

We hereby consent to the references to DeGolyer and MacNaughton as set forth under the headings “Glossary of Certain Terms Used in this Annual Report” and “Presentation of Reserves Estimates” in the Annual Report on Form 20-F of Petróleo Brasileiro S.A. – Petrobras (Petrobras) for the year ended December 31, 2024 (the Annual Report). We further consent to the inclusion of our report of third party dated February 7, 2025 (our Report), as Exhibit No. 99.1 in the Annual Report. Our Report contains our opinions regarding a comparison of estimates prepared by us with those furnished to us by Petrobras of the net proved oil, condensate, gas, and oil equivalent reserves, as of December 31, 2024, of certain properties located in Brazil in which Petrobras has represented it holds an interest.

We further consent to the references to our firm as set forth in the Registration Statement on Form F-3 (Registration Nos. 333-283981 and 333-283981-01) of Petrobras and Petrobras Global Finance B.V.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON

Texas Registered Engineering Firm F-716